CNG Sales Contract

Seller: Huabei Oilfield Branch Company of PetroChina Company Limited.

Legal Representative:
Authorized Agent:
Bank: Huabei Oilfield Branch, Industrial & Commercial Bank of China
Account No.: 0408004009221009311
Tel:0317-2729894

Buyer: Beijing Zhong Ran Wei Ye Gas Co., Ltd.

Legal Representative:
Authorized Agent:
Bank:
Account No.:
Tel:

Signatory Location:  Renqiu, Hebei Province

Date: January, 12, 2007

Table of Contents

1.	Definitions

2.	Delivery Point, Delivery Mode and Pressure

3.	Period, Quantity and Monthly Plan of Gas Supply

4.	Quality

5.	Measurement

6.	Nature and Scope of Gas Consumption

7.	Price and Adjustment

8.	Inspection

9.	Settlement and Payment

10.	Exemption Conditions and Determination

11.	Liabilities for Breach of Contract

12.	Amendment, Transfer and Cancellation of Contract

13.	Effectiveness of Contract

14.	Dispute Settlement

15.	Miscellaneous

This Contract is made by and between PetroChina Huabei Oilfield Company (hereinafter called the Seller) and Beijing Zhong Ran Wei Ye Gas Co., Ltd. (hereinafter called the Buyer), for the sale and purchase of natural gas.

In accordance with The Contract Law of the People's Republic of China, with a purpose to clarify rights and obligations for Party A and Party B, to build an equal trading relationship, and to supply and use natural gas in a safe, economic, stable and reasonable manner, after considering the Seller’s current production and supply of natural gas as well as the Buyer’s current facilities and consumption, the Seller agrees to supply natural gas to the Buyer and the Buyer agrees to use gas and make payment, according to the terms and provisions hereinafter set forth in this Contract, through friendly consultation.

1. Definition

For the purposes of this Contract, the following terms and phrases shall have the meaning and interpretation given herein.

Natural Gas shall mean a mixture of combustible gases formed and moved under various geological conditions and kept underground under certain pressure, consisting primarily of methane.

Standard Conditions shall mean an environment with a temperature of 20 degrees Celsius (293.15K) and an absolute pressure of 101.325 kPa(standard atmospheric pressure).

Standard Cubic Meter shall mean the quantity of natural gas, which at standard conditions, occupies the volume of one cubic meter.(referred to as “cubic meter”in this Contract)

Period of Gas Supply shall mean the period from the day gas supply commences to the day it terminates, as agreed in this Contract.

Contract Gas Amount shall mean the yearly, monthly and daily gas amount as agreed between the two Parties under this Contract.

Annual Contract Gas Amount shall mean the amount of gas supply and consumption for a year as agreed under this Contract during the period of gas supply.

Monthly Contract Gas Amount shall mean the amount of gas supply and consumption for a month as agreed under this Contract during the period of gas supply.

Daily Contract Gas Amount shall mean the average daily gas amount, after excluding the number of inspections days and gas consumption on inspection days.

Delivery Point shall mean the place where the Seller delivers and measures, and the Buyer receives CNG, which is also the place where the ownership and risk of CNG is shifted to the Buyer.

1.10 Delivery point Pressure shall mean the instantaneous pressure at the natural gas delivery measuring instruments.

1.11 Gas Quality shall mean the quality standards of natural gas as agreed in this Contract.

1.12 The Seller’s Gas Production and Transmission Facilities shall mean the Seller’s gas wells, well site facilities, cleaning facilities, pipelines and networks, and other facilities necessary for gas production, treatment, transmission, delivery and measurement, all the way to delivery point.

1.13 The Buyer’s Gas Consumption Facilities shall mean the Buyer’s facilities necessary for gas transmission, treatment, and consumption from delivery point to gas consumption point.

1.14 Nature of Gas Consumption shall mean the Buyer’s specific purposes for gas consumption.

2. Delivery Point, Delivery Mode and Pressure

2.1 Delivery point is the off-take joint after the delivery measuring instruments at the CNG station of Fourth Oil Extraction Plant.

2.2 The Seller delivers natural gas to the Buyer at the delivery point through pipelines. Ownership and risk of natural gas thus is shifted to the Buyer.

2.3 The Buyer adopts the __first__ method among the following to transport CNG.

2.3.1 Transportation by the Buyer’s vehicle

2.3.2 Transportation by the Seller’s vehicle

3. Period, Quantity and Monthly Plan of Gas Supply

3.1 Period of Gas Supply: from 0:00 AM of January 12, 2007 to 12:00 PM of December, 31, 2007.

3.2 Gas Amount

3.2.1 In accordance to the Seller’s production and supply as well as the Buyer’s demand, both Parties agree the gas amount of natural gas during the supply period under this Contract, i.e. annual contract gas amount shall be 10million cubic meters.

3.3 The Seller shall provide stable gas supply to the Buyer as agreed in this Contract, and the Buyer shall use gas in a stable manner and make payment on time as agreed in this Contract.

3.4 Should the User still needs to increase gas consumption after the annual contract gas amount has been consumed, the Seller shall try to meet the Buyer’s demand, if it is possible through production growth or adjustment.

3.5 Monthly Gas Supply Plan

3.5.1 The Seller shall arrange its natural gas production and the Buyer shall arrange its natural gas consumption both in a balanced manner, based on the gas amount agreed in this Contract.

3.5.2 While securing the annual contract gas amount, the Buyer can make proper adjustment to monthly gas supply plans provided by the Seller, according to its production and consumption situation. But adjustment to daily gas amount, in principal, shall be within ±10% of daily average contract amount (exemption conditions in this Contract not included).

3.6 The Buyer shall provide the Seller with gas consumption demand plans for next month in writing before the 15th day of the current month, based on the abovementioned principal. The Seller shall, upon receiving such written notice for adjustment, reply within 10 days, otherwise the Seller shall be deemed as having accepted the Buyer’s request. If the Buyer does not provide demand plan for next month, the Seller shall make gas supply arrangement according to production and network situation, while securing annual contract gas amount, as agreed in this Contract.

4. Quality

4.1 During the term of this Contract, the quality of gas provided by the Seller to the Buyer shall meet the standards of Category natural gas set forth in GB17820-1999 Natural Gas, the national standards of the People’s Republic of China.

5. Measurement

5.1 In accordance with the Metrology Law of The People’s Republic of China and Gas Plan (1987) No.2001 the Interim Measures Governing Natural Gas Commodity, measurement of natural gas shall be based on the Seller’s measurement value at delivery point.

5.2 Natural gas shall be measured in volume.

5.3 Measuring instruments shall be installed, adjusted and tested according to relevant national standards and regulations.

5.4 Should the Buyer have any objection to the measurement value, the Buyer shall inform the Seller in writing within 5 days upon receiving settlement sheet or payment invoice, and such dispute shall be resolved through consultation. Should such consultation fail, the Buyer can apply to government-authorized testing institutions for tests on the Seller’s natural gas delivery measuring instruments. Should the Seller fail such tests, the Seller shall be liable for the testing cost; should the Seller pass such tests, the Buyer shall be liable for the testing cost.

5.5 Before the settlement of such disputes, the Buyer shall make payment based on the Seller’s measurement. The Buyer shall not refuse to pay. Adjustment shall be made after such dispute is resolved. The standard and method of adjustment is: should the Seller’s measuring instruments fail to meet standards, payment shall be made according to the average measurement value of ten days before such dispute; should the Seller’s measuring instruments meet standards, payment shall be made according to the Seller’s actual measurement value.

5.6 Management and Adjustment of measuring instrument at delivery point. The Seller’s measuring instruments at delivery point shall be managed and maintained by the Seller. Such measuring instruments shall be tested regularly in accordance with national testing regulations. The Buyer has custodial right over the Seller’s delivery measuring instruments. When the Seller carries out testing on its measuring instruments, the Buyer can send personnel with relevant measurement testing qualifications to supervise, but specific operation shall be implemented by the Seller’s personnel.

6. Nature and Scope of Gas Consumption

6.1 Nature of Gas Consumption: Industrial and civil gas consumption.

6.2 Scope of Gas Consumption: Beijing, Tianjin and Hebei.

7. Price and Adjustment

7.1 Gas price for CNG as agreed by now: RMB 1.65 per cubic meter from January 12 to March 31; RMB1.65 per cubic meter from January 1 to December 31; RMB 1.55 per cubic meter from April 1 to October 31.

7.2 During the term of this Contract, should the price of natural gas be adjusted by the government, gas price shall adopt the new price since the day of adjustment.

8. Inspection

8.1 Both Parties shall cooperate with planned or interim inspections of natural gas production, transmission and supply facilities. Changes or fluctuations of gas supply or consumption due to regular or interim inspections shall be controlled within a reasonable range. No liabilities shall be incurred from impact on gas supply and consumption due to such inspections.

8.2 Simultaneous Planned Inspection

8.2.1 According to the Seller’s inspection plan for natural gas production and transmission facilities, the Buyer shall cooperate and carry out inspection during the Seller’s inspection period. During the Seller’s inspection, should the Buyer refuse to decrease or suspend gas supply, the Seller can only supply gas according to actual production and transmission capacity during such periods. The Seller shall not be liable if gas pressure, quantity or quality fail to meet agreements in this Contract or any other events thus incurred.

8.3 Interim Inspection

8.3.1 Should any Party need to suspend gas supply for interim inspection due to safety hazards, transformation or pipe touching in gas wells, supply and consumption facilities, or pipeline and network, such Party shall inform the other Party in writing or by phone, so that the other Party can make necessary preparation. The other Party shall give support during such period.

9. Settlement and Payment

9.1 With the purpose to ensure that the Buyer can use natural gas in a stable and safe manner, and the Seller can receive payment, the Parties agree to adopt the following methods for settlement and payment.

9.2 The Buyer pays a deposit of RMB 960,000 (Say: Nine hundred and sixty thousand) for a period of 15 days once at a time. The total contract price is RMB 16,000,000 (Say: sixteen million).

9.3 Payment shall be made based on the measurement value at the delivery point.

9.4 The Seller can notify the Buyer to pay deposit for the next period in writing or by phone 5 days before the present period ends. The Buyer shall pay deposit for the next period before the current period ends (should there be remaining deposit from previous period, the Buyer shall make up full deposit for one period). If the Seller does not receive the Buyer’s deposit for the next period, the Seller has the right to suspend gas supply without noticing the Buyer when the Buyer’s deposit has been consumed. The Buyer shall bear all liabilities and losses thus incurred.

9.5 Method of Payment: before each settlement period ends, the Buyer shall pay deposit for the next period through bank transfer or cheque to the Seller’s bank account as agreed in this Contract. Without written approval from the Seller, the Buyer shall not change the Seller’s bank account or account number, as agreed in this Contract.

9.6 Time of Payment

After this Contract is signed into effect, the Buyer shall make the first payment to the Seller’s account before January 12, 2006. For the following payments, the Buyer shall pay deposit for the next period before the previous period ends. If the Seller does not receive deposit for the next period, it shall have the right to suspend gas supply when the Buyer’s deposit has been consumed.

9.7 Either Party shall have the right to check the other Party’s measurement curve, document records and other materials necessary to verify the correctness of statements and invoices. Any statement, invoice or payment, if there is no objection within 2 years since the submission of statement, providing of invoice or settlement of payment, shall be final.

10. Exemption Conditions and Determination

10.1 Exemption conditions under this Contract refer to conditions which can exempt the Parties from liabilities for breach of contract, including Force Majeure and other exemption conditions agreed between the Parties.

10.2 Force Majeure shall mean objective situations which are unforeseeable, unavoidable or insurmountable, including but not limited to earthquake, land slide, flood, hurricane, war, riot, etc.

10.3 Other exemption conditions: accidents occur to the Seller’s gas production and transmission facilities and the Buyer’s gas consumption facilities, with a precondition that such Party has adopted some reasonable measures which still can’t prevent, avoid or eliminate such accidents.

10.4 In cases of situations as described in 10.2 and 10.3, the Claiming Party shall promptly inform the other Party, and both Parties shall take active measures to minimize losses. The Claiming Party shall provide the other Party with effective written documents within 5 days after such event happens. If the other Party needs to verify the situation, it shall request within 5 days since it receives such written documents, otherwise, it shall been deemed as having recognized the documents.

11. Liabilities for Breach of Contract

11.1 The Seller’s liabilities for breach of Contract

11.1.1 If this Contract is prevented entirely from being enforced, due to the Seller’s reasons (excluding exemption conditions under this Contract), the Seller shall pay 0.1% of annual contract payment to the Buyer as penalty.

11.2 The Buyer’s liabilities for breach of Contract

11.2.1 If this Contract is prevented entirely from being enforced, due to the Buyer’s reasons (excluding exemption conditions under this Contract), the Buyer shall pay 0.1% of annual contract payment to the Seller as penalty.

11.2.2 Should the Buyer fail to make full payment on the payment day as agreed in 9.6, the Buyer shall pay a late payment penalty of 0.3‰ per day, which shall be accumulated daily from the day of delayed or partial payment to the day when the full payment and penalty is settled by the Buyer.

12. Amendment, Transfer and Cancellation

12.1 Amendment: amendment to the Contract shall be made in written forms through consultation.

12.2 Transfer: without written approval from the other Party in advance, neither Party shall transfer all or part of its rights and obligations under this Contract to a third Party.

12.3 Cancellation: in the following cases, this Contract shall be terminated in advance:

12.3.1 Both Parties agree to the cancellation, which does not harm national or social public interests.

12.3.2 One Party breaches the Contract, which makes it impossible or meaningless to continue the implementation of this Contract.

12.3.3 The Buyer can not pay deposit, and the Seller has suspended gas supply for 3 months as agreed in this Contract, the Seller thus has the right to cancel this Contract unilaterally.

12.3.4 Force Majeure event defined under this Contract has lasted for 90 days, or Force Majeure event or situation severely affects the Buyer’s or the Seller’s implementation of its obligations in this Contract, which make it impossible to realize the purpose of this Contract.

12.4 After the cancellation of this Contract, the parties still have the right to pursue the breaching party’s liabilities.

13. Effectiveness

13.1 This Contract shall enter into force when duly signed and sealed by the authorized representatives of both Parties. It shall expire when both Parties’ rights and obligations have been fully performed.

13.2 As for the matters not covered under this Contract, both Parties shall negotiate supplementary provisions in written forms, which shall enter into force when signed and sealed by authorized representatives of both Parties.

14. Settlement of Disputes

14.1 During the term of this Contract, should any dispute arise, the Parties shall promptly resolve through consultation. Should such consultation fail, the_second method among the following shall be adopted:

14.1.1	Disputes can be submitted for arbitration to be arbitraged in accordance with currently effective arbitration rules. Such result shall be final, with binding effect on both Parties.

14.1.2	Disputes can be taken to the People’s Court of the Seller’s region to be ruled according to law.

15. Other Agreements

From the day when this Contract is signed to 3 years after its term dues (the confidential period), all terms and relevant information under this Contract shall be kept confidential in accordance with this provision. Without written approval from the other Party in advance, neither Party shall reveal terms and information of this Contract to a third Party within such period, nor to reveal or disclose any material and data gained from the other Party.

Other Provisions:

According to laws and regulations, the Buyer shall make regular and irregular inspection, maintenance and overhaul on natural gas transmission facilities, shall establish mature safety management mechanism, to ensure the safety of the Seller’s and the Buyer’s facilities.

Should any damage or loss occur to the Seller’s facilities and personnel at the station due to failures in the Buyer’s equipment and facilities, or due to the Buyer’s personnel, the Buyer shall be liable for compensation.

Both the Seller and the Buyer shall strictly comply with safety operation regulations for petroleum and natural gas, equipped with all types of safety protection facilities. Operation against regulations is strictly prohibited.

Should the gasification mining area of Gas Bureau under CNPC Huabei Petroleum be in urgent need of CNG supply, the Buyer shall first ensure the gas supply to such gasification mining area.

This Contract is prepared in six originals. The Seller holds four originals and the Buyer holds two originals.

Appendix: the following appendixes are indispensable parts of this Contract. Such appendixes shall have the same effect and force as this Contract.